EXHIBIT (a)(1)(S)

Contact:
Investors:	Media:
Risa Fisher 201-414-2002 rfisher@emdeon.com	Jennifer Newman 212-624-3912 jnewman@emdeon.com
EMDEON CORPORATION ANNOUNCES FINAL
RESULTS OF ITS TENDER OFFER
     ELMWOOD PARK, NJ (December 8, 2006) — Emdeon Corporation (Nasdaq: HLTH) announced today the final results of its tender offer to purchase up to 140,000,000 shares of its common stock at a price of $12.00 per share, which expired at 5:00 p.m., New York City time on December 4, 2006. Based on the final tabulation by American Stock Transfer & Trust Company, the Depositary for the tender offer, 129,234,164 shares of common stock were properly tendered and not withdrawn. Accordingly, Emdeon will accept for purchase all shares that were properly tendered and not withdrawn at a purchase price of $12.00 per share, for a total cost of approximately $1.55 billion. The Depositary will promptly issue payment for the shares purchased.
     As a result of the tender offer, Emdeon expects to have approximately 161 million shares of common stock issued and outstanding as of the time immediately following payment for the accepted shares.
     The Dealer Manager for the tender offer was Citigroup Global Markets Inc. and the Information Agent for the tender offer was Innisfree M&A Incorporated. For questions and information, please call the Information Agent toll free at 1-888-750-5834 or the Dealer Manager toll free at 1-877-531-8365.
     THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF EMDEON CORPORATION COMMON STOCK. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT EMDEON DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT EMDEON FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834.

About Emdeon
Emdeon Corporation’s (Nasdaq: HLTH) businesses are comprised of WebMD Health Corp, (Nasdaq: WBMD), ViPS and Porex. WebMD provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. ViPS provides healthcare analytics, technology and reporting that help government agencies and commercial health plans improve patient outcomes, customer satisfaction and cost savings. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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     All statements contained in this press release, other than statements of historical fact, are forward-looking. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries; and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.